Exhibit 99.1

                 Team, Inc. Reports Strong First Quarter Results

     ALVIN, Texas--(BUSINESS WIRE)--Oct. 4, 2006--Team, Inc. (AMEX:TMI) today reported earnings of $0.16 per share (diluted) for the first quarter of fiscal 2007, versus $0.06 in the corresponding prior year period. Revenues increased 21% to $65.7 million, compared to $54.2 million for the corresponding prior year period. For the quarter, Team's operating income improved 120% to $3.7 million and net income improved 177% to $1.5 million. Operating profit, net income and earnings per share in the current year were impacted by $245,000 of non-cash compensation expense, not reflected in prior periods, relating to the expensing of stock options as a result of new accounting principles.

     "We are pleased with the continued strong performance in the first quarter and maintain our positive outlook and reaffirm our guidance for the full year," said Phil Hawk, Team's Chairman and CEO.

     Discussion of First Quarter Performance

     Team's results reflect broad based growth across the majority of geographic regions and service lines making up Team's two divisions. Revenues for the TCM division in the period ended August 31, 2006 were $33.6 million compared to $29.7 million in the period ended August 31, 2005, an increase of $3.9 million or 13%. Revenues for the TMS division in the current quarter were $32.1 million compared to $24.4 million in the prior year quarter, an increase of $7.7 million, or 32%.

     Gross margin from continuing operations in the period ended August 31, 2006 was $21.8 million compared to $17.3 million in the period ended August 31, 2005, an increase of $4.5 million or 26%. Gross margin as a percentage of sales was 33% in the current period as opposed to 32% in the prior period. The improvement in gross margin as a percentage of sales was equally attributable to both divisions and resulted from improved pricing and productivity that more than offset increased labor expenses in this tighter labor environment.

     SG&A in the period ended August 31, 2006 was $18.1 million compared to $15.6 million in the period ended August 31, 2005, an increase of $2.5 million or 16%. SG&A attributable to field operations was $14.5 million and SG&A attributable to corporate administration was $3.6 million, which includes non-cash compensation expense of $245,000. Operating profit as a percent of revenue was 6% versus 3% in last year's quarter, reflecting the continuing operating leverage of the business. Operating profit attributable to field operations was 11%, compared to 8% in last year's quarter.

     Business Outlook/Guidance for Fiscal Year 2007

     "We are comfortable reaffirming our earlier guidance that strong organic growth will lead to net income for fiscal year 2007 of $1.35 to $1.50 per diluted share, which reflects expected FAS 123R stock option expense of $0.15 per share," continued Mr. Hawk. "With over $31 million of unused borrowing capacity on our existing credit facilities, we also remain well positioned financially."

     Effective with the first quarter of fiscal 2007, Team adopted the provisions of SFAS 123R "Share-Based Payment". Under this standard, the cost of employee services received in exchange for equity instruments, including employee stock options, are measured on the grant-date of those instruments recognized as compensation expense over the service period, which would normally be the vesting period. Team has elected to use the modified prospective transition method permitted under the new accounting pronouncement, which requires no charges to prior periods. As a result, the net impact of implementing FAS 123R in the current period was a non-cash compensation charge of $245,000. While many factors can affect the future expense attributable to various forms of share-based compensation, Team expects share-based compensation expense of approximately $1.5 million for fiscal 2007. That amount includes the cost associated with outstanding options at May 31, 2006 plus expected new grants of options for 2007, which are expected to be approximately 3% of outstanding shares. Most of the fiscal year 2007 grants are expected to occur in the quarter ending November 30, 2006.

     Earnings Conference Call

     In connection with this earnings release, the Company will hold its quarterly conference call on Thursday, October 5, 2006 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-877-318-5455, conference code 7877075.

     About Team, Inc.

     Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company's inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".

     Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs, based on current information known to the Company, and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.


                     TEAM, INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS
                (in thousands, except per share data)

                                                 Three Months Ended
                                                     August 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
                                               (unaudited) (unaudited)
Revenues                                          $65,739     $54,152
Operating expenses                                 43,947      36,869
                                               ----------- -----------
Gross Margin                                       21,792      17,283

Selling, general and administrative expenses       18,090      15,598
Operating income--continuing operations             3,702       1,685

Interest expense, net                               1,050         837
                                               ----------- -----------
Earnings from continuing operations before
 income taxes                                       2,652         848
Provision for income taxes                          1,130         331
                                               ----------- -----------
Income from continuing operations                   1,522         517
                                               ----------- -----------

      Income from discontinued operations, net
       of tax                                           -          32
                                               ----------- -----------

Net income                                         $1,522        $549
                                               =========== ===========

Earnings per common share:

  Continuing operations
      Basic                                         $0.18       $0.07
                                               =========== ===========
      Diluted                                       $0.16       $0.06
                                               =========== ===========

  Discontinued operations
      Basic                                            $-       $0.00
                                               =========== ===========
      Diluted                                          $-       $0.00
                                               =========== ===========

  Net income
      Basic                                         $0.18       $0.07
                                               =========== ===========
      Diluted                                       $0.16       $0.06
                                               =========== ===========


Weighted average number of shares outstanding:
  Basic                                             8,649       8,266
                                               =========== ===========
  Diluted                                           9,292       9,122
                                               =========== ===========

Revenues comprised of:
      TCM Division                                $33,653     $29,745
      TMS Division                                 32,086      24,407
                                               ----------- -----------
                                                  $65,739     $54,152
                                               =========== ===========

Operating income of continuing operations
 comprised of:
      Industrial services                          $7,294      $4,520
      Corporate costs                              (3,592)     (2,835)
                                               ----------- -----------
                                                   $3,702      $1,685
                                               =========== ===========


                     TEAM, INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                      AUGUST 31 AND MAY 31, 2006
                            (in thousands)
                                                August 31    May 31
                                                  2006        2006
                                               ----------- -----------
                                               (unaudited)

 Current assets                                   $83,466     $84,831

 Net property, plant and equipment                 27,660      26,448

 Other non-current assets                          28,417      28,692

                                               ----------- -----------
 Total assets                                    $139,543    $139,971
                                               =========== ===========

 Current liabilities                              $31,404     $35,612

 Long term debt                                    40,783      39,804

 Other non-current liabilities and taxes              961         670

 Stockholders' equity                              66,395      63,885

                                               ----------- -----------
 Total liabilities and stockholders' equity      $139,543    $139,971
                                               =========== ===========


     CONTACT: Team, Inc., Alvin
              Ted W. Owen, 281-331-6154